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                                                                   Exhibit 20.1

Contact:
Axys Pharmaceuticals, Inc.
John Walker
Chairman and CEO
(650) 829-1000


         FOR IMMEDIATE RELEASE

AXYS PHARMACEUTICALS, INC. ANNOUNCES
PUBLIC OFFERING OF CONVERTIBLE NOTES AND WARRANTS

                  Axys Pharmaceuticals, Inc. (Nasdaq: AXPH) today announced that it is filing a supplement to its shelf registration statement with the Securities and Exchange Commission for a public offering of up to $20,000,000 aggregate principal amount of a new series of fixed rate convertible notes and warrants to purchase shares of its common stock. The public offering represents a new financing by Axys. The offering will be made only by means of a prospectus.

                  The offering is being made on a best efforts basis through Diaz & Altschul Capital, LLC, as placement agent.

                  Axys Pharmaceuticals, Inc. is an integrated small molecule drug discovery and development company.

                  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the convertible notes or warrants in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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